EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Compensation Committee of

Ritchie Bros. Auctioneers Incorporated

We have audited the accompanying statements of financial condition of the Ritchie Bros. Auctioneers Incorporated 1999 Employee Stock Purchase Plan as at December 31, 2016 and 2015, and the related statements of changes in plan equity for the each of the three years ended December 31, 2016. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion of these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Ritchie Bros. Auctioneers Incorporated 1999 Employee Stock Purchase Plan as at December 31, 2016 and 2015, and the changes in plan equity for each of the three years ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

Vancouver, Canada	/s/Ernst & Young LLP
February 21, 2017	Chartered Professional Accountants

RITCHIE BROS. AUCTIONEERS INCORPORATED

1999 Employee Stock Purchase Plan

Statements of Financial Condition

As of December 31, 2016 and 2015

(In United States Dollars)

	2016	2015
PLAN ASSETS
Receivable from Ritchie Bros. Auctioneers Incorporated:
Participant contributions	$185,335	$154,122
Employer contributions	138,325	116,791
	$323,660	$270,913
LIABILITIES AND PLAN EQUITY
Obligation to participants	$323,660	$270,913
Plan equity	-	-
Total Liabilities and Plan Equity	$323,660	$270,913

See accompanying Notes to Financial Statements.

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RITCHIE BROS. AUCTIONEERS INCORPORATED

1999 Employee Stock Purchase Plan

Statements of Changes in Plan Equity

For the Years Ended December 31, 2016, 2015, and 2014

	2016	2015	2014
Additions:
Participant contributions	$2,056,228	$1,708,737	$1,566,076
Employer contributions	1,549,658	1,331,191	1,289,286
Total additions	$3,605,886	$3,039,928	$2,855,362

Deductions:
Purchase of common stock for participants	$3,553,139	$2,999,360	$2,848,682
Increase (decrease) in obligation to participants	52,747	40,443	1,170
Participant cash withdrawals and refunds	-	125	5,510
Total deductions	$3,605,886	$3,039,928	$2,855,362
Net change in plan equity	-	-	-

Plan equity, beginning of year	$-	$-	$-
Plan equity, end of year	$-	$-	$-

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RITCHIE BROS. AUCTIONEERS INCORPORATED

1999 Employee Stock Purchase Plan

Notes to Financial Statements

December 31, 2016

1.	Description of Plan

The following description of the Ritchie Bros. Auctioneers Incorporated 1999 Employee Stock Purchase Plan (as amended May 5, 2015) (the “Plan”) provides only general information. Participants should refer to the text of the Plan document for a complete description of the Plan’s provisions. Ritchie Bros. Auctioneers Incorporated (the “Company”) is the Plan sponsor. The Plan is administered by the Compensation Committee of the Company’s Board of Directors.

General

Effective February 1, 1999, the Board of Directors of the Company adopted the Plan. During 2016, 117,944 shares of Common Stock of the Company were purchased under the Plan (2015: 112,519; 2014: 120,428). The Plan does not limit the number of Common shares that may be purchased under the Plan.

Eligibility

The purpose of the Plan is to provide eligible employees with the opportunity to purchase shares of Common Stock of the Company through payroll deductions and financial assistance provided by the Participating Company, being the Company, or any associated company that is controlled by the Company. All full-time and invited permanent part-time employees of a Participating Company are eligible to participate in the Plan upon reaching the age of 19 and providing continuous service to the Participating Company for at least one year. Participation in the Plan is voluntary for eligible employees. Membership in the plan commences upon the acceptance of the participant’s application by the Administrator. Certain eligibility provisions of the Plan changed in 2015 (see note 5).

Contributions

Participant Contributions:

A participant may contribute in any month to an amount not to exceed 4% of their salary in the month of contribution. Contributions are generally through payroll deductions, but direct contributions are accepted in jurisdictions where payroll deductions are unlawful or where the Company determines it is not practical. Participants’ authorized after-tax payroll deductions are held by Computershare Investor Services, Inc. (the “Administrative Agent”) on the account of the participant.

Employer Contributions:

The Participating Company will make a contribution for the benefit of a participant’s account at an amount equal to:

•	If the participant has been in continuous employment for less than 5 years: 50% of the participant’s contribution;
•	If the participant has been in continuous employment for more than 5 years, but less than 10 years: 75% of the participant’s contribution; and
•	If the participant has been in continuous employment for more than 10 years: 100% of the participant’s contribution

Within 6 days after the end of each calendar month, the Company will forward participant and employer contributions to the Administrative Agent. On the next business day following the 10th day of each month, the Administrative Agent will purchase shares of Common Stock of the Company for a participant on the primary stock exchange on which the Company’s shares are listed. The applicable purchase price will be the average price paid for all Common Stock purchases using funds from contributions each month. The shares of Common Stock purchased on behalf of each participant are held in a stock account maintained by the Administrative Agent for the participant.

Participants may terminate participation in the Plan at any time. Participation in the Plan automatically ceases upon the Participant ceasing to be an employee of a Participating Company for any reason (including a participant’s death, long-term disability or retirement). If participation in the Plan is terminated, any cash and Company shares held by the Administrative Agent for the account of the participant will be distributed as directed by the participant, subject to the hold period described above.

The Company shares may be requested by the participant or its legal representative to be transferred to or may be requested to be sold and the net proceeds thereafter distributed to the participant or its legal representative.

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Plan Termination

The Company has the right to suspend, modify or terminate the Plan at any time, subject to certain Plan restrictions. Upon termination of the Plan, the Administrative Agent will distribute all of the cash and Common shares held in participants’ accounts in accordance with the Plan’s provisions. The Plan was amended to automatically terminate on April 30, 2025 (Note 5).

2.	Summary of Accounting Policies

Basis of Accounting

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles. Accordingly, the financial statements are presented on the accrual basis of accounting.

Expenses

Administrative expenses of the Plan are paid by the Company.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of Plan assets and liabilities. Actual results could differ from those estimates.

3.	Income Taxes

The Plan is not a “qualified” plan as defined under Internal Revenue Code Section 401(a) nor is the Plan an “employee stock purchase plan” as defined under Internal Revenue Code Section 423.

All payroll deductions used to purchase Common Stock under the Plan are made from participants’ net pay.

4.	Participant Withdraws and Refunds

There is no participant withdraws and refunds during the year ended December 31, 2016. During the year ending December 31, 2015, certain participants elected to withdraw from the Plan or made payments in excess of the Plan’s allowable contribution limits, which resulted in distributions of $125 during 2015 (2014: $5,510).

5.	Plan Amendment

The Board of Directors of the Company approved the following technical amendments to the Plan on May 5, 2015 to comply with various stock exchange requirements which became applicable to the Company when it no longer met the definition of a “foreign private issuer” effective January 1, 2016:

•	The Compensation Committee will administer the Plan;
•	Prohibit non-affiliated companies from participating in the Plan;
•	Expand participant eligibility by reducing the continuous service requirement from one year to 60 days and eliminate the requirement for qualifying part-time employees to be personally invited to participate in the Plan;
•	The Plan will terminate automatically on April 30, 2025; and
•	Fractional share sales will only be sold upon participant election on their withdrawal from the Plan.

The amendments became effective after May 5, 2015 under the Plan’s provisions.

Pursuant to New York Stock Exchange requirements pertaining to equity compensation plans, the Company obtained shareholder approval of the Plan at the 2016 Annual General & Special Meeting held on May 2, 2016.

6.	Subsequent Event

Subsequent to year end, 9,564 common shares were purchased on behalf of Plan participants at a cost of $323,660 (2015: 12,267 at a cost of $270,913; 2014: 9,238 at a cost of $230,470).

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